April 26, 2011

First Busey Announces 2011 First Quarter Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income was $9.1 million and net income available to common stockholders was $7.3 million, or $0.09 per fully-diluted common share, for the first quarter of 2011. In comparison, the company reported net income for the first quarter of 2010 of $4.2 million and net income available to common stockholders of $2.9 million, or $0.04 per fully-diluted common share.

Our priorities remain balance sheet strength, profitability and growth – in that order.  We expect to continue to see gradual improvement in non-performing loans and profitability while maintaining high capital ratios.

Asset Quality:  Our non-performing loans at March 31, 2011 continued to show improvement.  We expect continued gradual improvement in our overall asset quality in 2011; however, this is dependent on market specific economic conditions.  The key metrics are as follows:

•	Non-performing loans decreased to $60.9 million at March 31, 2011 from $68.1 million at December 31, 2010 and $100.7 million at March 31, 2010.

o	Illinois non-performing loans decreased to $30.1 million at March 31, 2011 from $38.3 million at December 31, 2010 and $36.0 million at March 31, 2010.
o	Florida non-performing loans decreased slightly to $23.4 million at March 31, 2011 from $23.8 million at December 31, 2010 and $43.7 million at March 31, 2010.
o	Indiana non-performing loans increased to $7.4 million at March 31, 2011 from $6.0 million at December 31, 2010, but decreased compared to $21.0 million at March 31, 2010.

•
Loans 30-89 days past due decreased to $18.4 million at March 31, 2011 from $23.5 million at December 31, 2010, and $24.6 million at March 31, 2010. The primary reason for the increase in the fourth quarter of 2010 is related to single family residential mortgages, primarily in Illinois. Although we generally experience an increase in single family residential past dues in the fourth quarter, the increase in the fourth quarter of 2010 was higher than fourth quarter of 2009.  We believe our loss exposure in single family residential mortgages is limited.

•	Other non-performing assets decreased to $7.2 million at March 31, 2011 from $9.2 million at December 31, 2010 and $18.5 million at March 31, 2010.
•	The ratio of non-performing assets to total loans plus other real estate owned at March 31, 2011 decreased to 3.04% from 3.25% at December 31, 2010 and 4.38% at March 31, 2010.
•	The allowance for loan losses to non-performing loans ratio increased to 122.89% at March 31, 2011 from 111.64% at December 31, 2010 and 94.23% at March 31, 2010.
•	The allowance for loan losses to total loans ratio increased to 3.35% at March 31, 2011 compared to 3.21% at December 31, 2010, but decreased from 3.51% at March 31, 2010.
•
Net charge-offs were $6.2 million for the first quarter of 2011, which were lower than the $17.4 million recorded in the fourth quarter of 2010, and the $20.0 million recorded for the first quarter of 2010.

•	Provision expense in the first quarter of 2011 was $5.0 million compared to $10.3 million in the fourth quarter of 2010 and $14.7 million in the first quarter of 2010.

    Operating Performance:  Our profit increased to $9.1 million in the first quarter of 2011 as compared to $7.3 million in the fourth quarter of 2010 and $4.2 million in the first quarter of 2010. The primary reason for the increase over the fourth quarter of 2010 was reduced provision expense of $5.3 million, offset by a decline in gains on sale of mortgage loans of $3.5 million.

    Significant operating performance items were:
•
Net income available to common stockholders (net of TARP dividends) for the quarter ended March 31, 2011 was $7.3 million, or $0.09 per fully-diluted share, compared to net income of $2.9 million, or $0.04 per fully-diluted common share, for the quarter ended March 31, 2010.

•
Net interest margin decreased to 3.55% for the first quarter of 2011 as compared to 3.68% for the fourth quarter of 2010, but increased slightly from 3.52% for the first quarter of 2010.  The increase in average earning assets from our December 2010 capital raise and loan pay downs were the primary reasons for the decline in net interest margin in the first quarter of 2011 as compared to fourth quarter of 2010.  Overall, yields were fairly consistent on a linked quarter basis.

•	The efficiency ratio increased to 55.87% for the first quarter of 2011, as compared to 51.51% for the fourth quarter of 2010 and 53.69% for the first quarter of 2010.
•
Total revenue, net of interest expense and security gains, for the first quarter of 2011 was $43.9 million compared to $46.6 million for the fourth quarter of 2010 and $44.6 million for the first quarter of 2010.

•
FirsTech’s net income increased to $0.5 million for the first quarter of 2011 compared to $0.3 million for the fourth quarter of 2010, but decreased slightly compared to $0.6 million for the first quarter of 2010.

•
Busey Wealth Management’s net income of $0.7 million for the first quarter of 2011 was consistent with net income for the fourth quarter of 2010, but decreased slightly from $0.9 million for the first quarter of 2010.

    Growth:  In late January 2011, we began an initiative to spur organic growth and provided certain tools to our front line associates to foster this initiative. These tools facilitated the first quarter growth in non-time deposits of $30.5 million, or 1.6%, over December 31, 2010 levels, and we hope to see continued results going forward.

    The sales cycle on deposits is shorter than the sales cycle on loans.  We have not yet experienced growth within our loan portfolio.  Loans, net of allowance for loan losses, declined $105.2 million from December 31, 2010 due to soft loan demand and our reduction of non-relationship commercial real estate exposure. Additionally, loans held-for-sale declined $29.5 million in that period as interest rate increases on mortgages during the first quarter of 2011 slowed refinancing demand and our gains on sales of loans.

Capital:  On March 4, 2011, we converted 318.6225 shares of Series B Convertible Preferred Stock into 7,497,000 shares of common stock. The Series B Preferred Stock had been issued as a part of our December 2010 registered direct offering, in which we raised a net $84.3 million in capital.  Following the issuance of the common stock, we had 86,596,527 shares of common stock issued and outstanding. No shares of Series B Convertible Preferred Stock remained outstanding.

Overall, we are pleased with our operating results for the first quarter of 2011. Each quarter of improved asset quality and profitability reinforces our belief that now is the time for growth. We continue to explore external growth opportunities while simultaneously focusing on internal growth. We will continue to base our efforts for internal growth on service, listening to our customers and fulfilling our promise to help them accomplish their goals.

On April 29, 2011, we will pay a cash dividend of $0.04 per common share to stockholders of record on April 22, 2011.

We thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

		Three Months Ended
		March 31,	December 31,	September 30,	March 31,
		2011	2010	2010	2010
EARNINGS & PER SHARE DATA
	Net income	$9,110	$7,306	$6,022	$4,217
	Income available to common stockholders1	7,334	5,984	4,739	2,935
	Revenue2	43,888	46,623	44,202	44,557
	Fully-diluted income per share	0.09	0.09	0.07	0.04
	Cash dividends paid per share	0.04	0.04	0.04	0.04

	Net income by operating segment
	Busey Bank	$8,820	$7,008	$5,449	$3,470
	Busey Wealth Management	694	710	716	899
	FirsTech	450	299	425	641

AVERAGE BALANCES
	Assets	$3,590,108	$3,548,171	$3,598,237	$3,724,025
	Earning assets	3,294,097	3,227,207	3,280,987	3,402,221
	Deposits	2,898,517	2,930,644	2,982,590	3,088,437
	Interest-bearing liabilities	2,654,425	2,723,625	2,778,286	2,909,035
	Stockholders' equity - common	289,475	237,485	234,916	230,703
	Tangible stockholders' equity - common	249,563	196,616	193,008	187,776

PERFORMANCE RATIOS
	Return on average assets3	0.83%	0.67%	0.52%	0.32%
	Return on average common equity3	10.27%	10.00%	8.00%	5.16%
	Return on average tangible common equity3	11.92%	12.07%	9.74%	6.34%
	Net interest margin3	3.55%	3.68%	3.64%	3.52%
	Efficiency ratio4	55.87%	51.51%	58.21%	53.69%
	Non-interest revenue as a % of total revenues2	35.41%	36.92%	32.96%	34.90%

ASSET QUALITY
	Gross loans	$2,232,849	$2,368,777	$2,518,209	$2,706,793
	Allowance for loan losses	74,849	76,038	83,098	94,929
	Net charge-offs	6,189	17,361	18,531	19,950
	Allowance for loan losses to loans	3.35%	3.21%	3.30%	3.51%
	Allowance as a percentage of non-performing loans	122.89%	111.64%	104.29%	94.23%
	Non-performing loans
	Non-accrual loans	56,829	65,486	78,223	97,630
	Loans 90+ days past due	4,078	2,618	1,457	3,116
	Geographically
	Downstate Illinois/ Indiana	37,527	44,281	56,831	57,020
	Florida	23,380	23,823	22,849	43,726
	Loans 30 -89 days past due	18,419	23,477	19,322	24,630
	Other non-performing assets	7,193	9,160	11,470	18,511

1	Available to common stockholders, net of preferred dividend and discount accretion
2	Net of interest expense, excludes security gains
3	Quarterly ratios annualized and calculated on net income available to common stockholders
4	Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	March 31,	December 31,	March 31,
	2011	2010	2010
Assets
Cash and due from banks	$412,152	$418,965	$218,867
Investment securities	664,930	599,459	530,215
Net loans, including loans held for sale	2,157,999	2,292,739	2,611,864
Premises and equipment	72,518	73,218	76,322
Goodwill and other intangibles	39,358	40,242	43,308
Other assets	171,008	180,380	221,904
Total assets	$3,517,965	$3,605,003	$3,702,480

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$484,480	$460,661	$443,207
Interest-bearing deposits	2,369,516	2,455,705	2,635,811
Total deposits	$2,853,996	$2,916,366	$3,079,018

Securities sold under agreements to repurchase	120,734	138,982	133,297
Long-term debt	36,409	43,159	73,076
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	27,895	30,991	33,373
Total liabilities	$3,094,034	$3,184,498	$3,373,764
Total stockholders' equity	$423,931	$420,505	$328,716
Total liabilities & stockholders' equity	$3,517,965	$3,605,003	$3,702,480

Per Share Data
Book value per common share	$3.74	$3.65	$3.45
Tangible book value per common share	$3.29	$3.14	$2.79
Ending number of common shares outstanding	86,597	79,100	66,361

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended March 31,
	2011	2010

Interest and fees on loans	$30,508	$36,036
Interest on investment securities	4,398	4,657
Total interest income	$34,906	$40,693

Interest on deposits	5,259	9,951
Interest on short-term borrowings	121	163
Interest on long-term debt	496	894
Junior subordinated debt owed to unconsolidated trusts	683	680
Total interest expense	$6,559	$11,688

Net interest income	$28,347	$29,005
Provision for loan losses	5,000	14,700
Net interest income after provision for loan losses	$23,347	$14,305

Trust fees	4,548	4,210
Commissions and brokers' fees	441	440
Fees for customer services	4,329	3,943
Remittance processing	2,381	2,620
Gain on sales of loans	2,632	2,438
Net security gains (losses)	(2)	742
Other	1,210	1,901
Total non-interest income	$15,539	$16,294

Salaries and wages	9,560	9,666
Employee benefits	2,759	2,639
Net occupancy expense	2,415	2,342
Furniture and equipment expense	1,324	1,531
Data processing expense	2,110	1,896
Amortization expense	884	1,023
Regulatory expense	1,847	1,463
OREO expense	212	393
Other operating expenses	4,554	4,260
Total non-interest expense	$25,665	$25,213

Income before income taxes	$13,221	$5,386
Income taxes	4,111	1,169
Net income	$9,110	$4,217
Preferred stock dividends and discount accretion	$1,776	$1,282
Income available for common stockholders	$7,334	$2,935

Per Share Data
Basic earnings per common share	$0.09	$0.04
Fully-diluted earnings per common share	$0.09	$0.04
Diluted average common shares outstanding	81,356	66,361

Corporate Profile

First Busey Corporation is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-three banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida. Busey Bank had total assets of $3.5 billion as of March 31, 2011.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of March 31, 2011, Busey Wealth Management had approximately $3.9 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 28 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.